Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between Jeffrey Dierks (“Executive”) and Harmony Biosciences Holdings, Inc., Harmony Biosciences, LLC and Harmony Biosciences Management, Inc. (together the “Company”), effective as of March 20, 2025 (the “Effective Date”).

1.	Transition and Separation.

(a) Executive shall remain employed by the Company as the Company’s Chief Commercial Officer from the Effective Date until March 31, 2025 (the “Separation Date” and such period, the “Transition Period”) on the terms contained herein. The parties hereto acknowledge and agree that, effective as of the Effective Date, that certain Offer Letter, dated as of September 7, 2017, by and between Executive and the Company (the “Offer Letter”) shall terminate and the Company shall have no further obligations thereunder. Executive agrees that, prior to the Separation Date, Executive will continue to perform his duties, responsibilities and functions for the Company as would reasonably be expected to be usual and customary for Executive’s position, and will not engage in any other employment, occupation, consulting or other business activity, other than Executive’s current outside activities, including civic, charitable, and industry activities.

2.	Compensation.

(a)During the Transition Period, subject to and conditioned upon Executive’s continued compliance with the Restrictive Covenants (as defined below):

(i)Executive shall continue to receive his base salary as in effect on the Effective Date, payable in accordance with the Company’s normal payroll practices, from the Effective Date through the Separation Date;

(ii)the outstanding Company restricted stock unit awards and option awards (collectively, the “Company Equity Awards”) held by Executive as of the Effective Date will continue to vest (and become exercisable, as applicable) during the Transition Period in accordance with their terms; and

(iii)Executive shall continue to be eligible to participate in the benefit plans, programs and arrangements of the Company maintained by the Company for the benefit of its similarly situated employees from time to time, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.

(b)Executive acknowledges and agrees that Executive shall not be eligible to be granted a Company equity or equity-based award. In addition, Executive acknowledges and agrees that Executive shall not be eligible to receive an annual bonus with respect to any portion of the Company’s 2025 fiscal year and, instead, that the cash severance payment described in Section 3(c) is based in part on an amount equal to three months’ of Executive’s target annual bonus with respect to the Company’s 2025 fiscal year.

3.	Separation from Employment.

(a)Termination. The employment relationship established hereby shall terminate automatically upon the Separation Date. The parties hereto acknowledge and agree that, effective as of the

Separation Date, Executive shall be deemed to have resigned from all offices and directorships held with the Company.

(b)Accrued Obligations. Upon Executive’s separation from employment for any reason, within 30 days following the Separation Date, the Company will pay to Executive (i) all accrued salary or hourly wages (as applicable) and, if required by the Company’s applicable policies, all accrued, unused vacation / paid time off through the Separation Date and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”). Additionally, following the Separation Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, including 401(k) and non-qualified retirement savings plans, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy. Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further right or entitlement to any payments or other termination benefits. For the avoidance of doubt, except as provided below in Section 3(c), as of the Separation Date Executive shall forfeit any Company Equity Award (or portion thereof) that remains unvested as of the Separation Date.

(c)Obligations on Expiration of Transition Period. In consideration of, and subject to and conditioned upon (i) Executive’s continued compliance with this Agreement (including the Restrictive Covenants) and (ii) Executive’s execution and delivery to the Company of a release of claims in substantially the form attached as Exhibit A to the Harmony Biosciences, LLC Separation Plan (the “Release”) on or within 21 days following the Separation Date, and non-revocation of such Release during the seven-day period following the date on which such Release is executed, (x) the Company shall pay to Executive an amount equal to $476,215, payable in a lump-sum cash payment on or within 60 days following the date on which the Release becomes effective (the “Release Effective Date”); and (y) each Company Equity Award granted to Executive that remains outstanding and unvested as of the Separation Date shall vest on an accelerated basis on the Release Effective Date with respect to the portion of such Company Equity Award that would have vested during calendar year 2025 had Executive remained in continuous employment or service with the Company through December 31, 2025.

(d)Other Terminations. Notwithstanding the generality of the foregoing, in the event that Executive’s employment is terminated by the Company for Cause (as defined below) or Executive terminates his employment for any or no reason, in each case, prior to the Separation Date, Executive shall not be eligible for or entitled to receive the severance benefits set forth in Section 3(c). For purposes of this Agreement, “Cause” means the occurrence of any of the following: (i) Executive’s commission of an act of dishonesty that results, or is intended to result, in material gain or personal enrichment of the Executive or that has, or is intended to have, a material detrimental effect on the reputation or business of the Company; (ii) Executive’s commission of an act or acts of fraud, gross negligence, or a crime constituting a felony (other than relating to the operation of a motor vehicle), or Executive’s conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment of one year or more is a possible punishment; (iii) any material breach by Executive of any restrictive, non- compete, or similar covenants described in this Agreement or in any employment agreement or other written agreement or policy relating to Executive’s service with the Company; (iv) Executive’s repeated refusal or failure to perform specific directives of the Company or any officer or employee to whom Executive reports to the extent that such directives are consistent with the scope and nature of Executive’s duties and responsibilities as an employee or service provider of the Company, including Executive’s insubordination and/or material breach of the Company’s ethics or business conduct policy.

(e)Return of Company Property. Executive agrees that he shall, prior to the end of the Transition Period, or at any other time as requested by the Company, return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) portable electronic devices (including, but not limited to, tablet computers) unless otherwise mutually agreed, credit cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties. Notwithstanding the foregoing, Executive shall be permitted to retain his contacts, calendars and personal correspondence and any information reasonably needed for his personal tax return preparation, in each case, so long as such items do not contain confidential or proprietary information of the Company.

4.Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

5.Warranty. Executive acknowledges that, upon receipt of the Accrued Obligations and the payments set forth herein, Executive has (i) received all monies and other benefits due to Executive as a result of his employment with and separation from the Company, and (ii) no right, title or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Executive further represents that he has not sustained a work-related injury or illness that he has not previously reported to the Company.

6.Protection of Confidential Information. As further detailed below, Executive acknowledges that Executive has had access to and receipt of confidential and proprietary information regarding the Company Group (as defined below) (“Confidential Information”) while working for the Company. Except as set forth in Section 8, and in addition to Executive’s obligations under any Restrictive Covenants applicable to Executive, Executive agrees not to use or disclose Confidential Information. Executive further agrees that all intellectual property in which he may have had a role in developing or creating at any point during his employment with the Company remains the property of the Company, its affiliates and subsidiaries (collectively, the “Company Group”).

7.Restrictive Covenants. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the restrictive covenants contained in this Section 7, in Sections 6 and 9 of this Agreement and in any written agreement between Executive and the Company or its affiliates, including with respect to non-competition, non-solicitation, cooperation and non- disparagement (collectively, the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms, and Executive shall continue to be bound by their terms. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that the restrictive covenants contained in (i) that certain Employee Confidentiality and Invention Assignment Agreement, dated as of October 3, 2017, by and between the Company and Executive and (ii) in Sections 4.2 (“Noncompetition”), 4.5 (“Non- Disparagement”) and, solely with respect to the noncompetition provisions, Section 4.10 (“Enforcement of Noncompetition, Nonsolicitation and Confidentiality Covenants”) of the Harmony Biosciences, LLC Separation Plan, are each hereby incorporated by reference in their entirety, mutatis mutandis, and shall constitute “Restrictive Covenants” for purposes of this Agreement.

8.Exceptions. Notwithstanding the generality of the foregoing or other provisions of this Agreement, nothing in this Agreement shall restrict Executive from: (a) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local government agency or commission; provided, however, Executive releases and waives Executive’s right to receive damages or other relief in connection with any such matter to the maximum extent permitted by applicable law; (b) reporting to, communicating with, cooperating with, providing information to, or receiving any monetary reward or bounty from, any federal, state or local government agency, including, but not limited to, the EEOC, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notice to the Company; (c) testifying pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or making any truthful statements or disclosures required by law, regulation or legal process; (d) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act; and (e) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. Further, Executive acknowledges that the Company has provided Executive notice of the immunity provisions of the U.S. Defend Trade Secrets Act of 2016, which state as follows: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

9.Ongoing Cooperation. Subject to Section 8, Executive agrees to cooperate with the Company and its affiliates in the future regarding any pending or subsequently filed litigation, claims or other disputes that relate to matters within the knowledge or responsibility of Executive. Without limiting the foregoing, Executive agrees (a) to meet with representatives, counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision and (b) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body. The Company will reimburse Executive for reasonable time and expenses in connection with the requested cooperation described in this Section 9. In the event that you are subpoenaed by a third party or deposed in a legal matter related to your employment with the Company, the Company will consider a possible joint defense or joint representation arrangement, if appropriate as determined by the Company.

10.	Code Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement would be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 10 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(b)Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release that may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as separation from employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a separation from employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of Section 409A).

(c)Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).
11.Breach. In the event Executive materially breaches the Restrictive Covenants, any outstanding obligations of the Company hereunder shall terminate, and the Company’s covenants hereunder shall be deemed null and void in their entirety.

12.Governing Law. This Agreement shall be construed under the laws of the State of Florida, both procedural and substantive.

13.Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

14.Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

15.Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

16.Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

17.Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18.Entire Agreement / Amendments. This Agreement (including the exhibits here), constitutes the entire agreement between the parties concerning the subject matter hereof. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement (including the Offer Letter, but excluding any award agreements evidencing the Company Equity Awards and any Restrictive Covenants). Executive acknowledges and agrees that, effective as of the Effective Date, Executive shall not be a participant in, and shall have no right, title or interest in any payments or benefits under, the Harmony Biosciences, LLC Separation Plan. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

19.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

20.Consultation with Counsel. Executive acknowledges (a) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (b) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (c) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to his of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes.

21.Dispute Resolution. To the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including any right to a jury trial. The Company and Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement will be resolved in accordance with a two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. section 1 et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be conducted in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS (f/k/a the Judicial Arbitration and Mediation Service) (“JAMS”) pursuant to its then current JAMS Employment Arbitration Rules & Procedures (a copy of which is available through JAM’s website, www.jamsadr.org) (the “JAMS Rules”). Notwithstanding anything to the contrary in the JAMS Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in Philadelphia, Pennsylvania or any other location mutually agreed to by the parties hereto. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single JAMS arbitrator, mutually selected by the parties, as provided for by the JAMS Rules. If required by law, the Company will be responsible for the JAMS charges, including the costs of the mediator and arbitrator, otherwise the parties will share such charges equally. The Company and Executive agree that the arbitrator shall apply the substantive law of

Florida to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the JAMS Rules or as otherwise permitted by law as determined by the arbitrator. The arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction in Philadelphia, Pennsylvania at the time the award is rendered or as otherwise provided by law. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law. The arbitrators are not empowered to award damages in excess of compensatory damages and each party irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the Commonwealth of Pennsylvania.

22.Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Executive: at Executive’s most recent address on the records of the Company

If to the Company:

Harmony Biosciences Management, Inc. 630 W. Germantown Pike, Suite 215 Plymouth Meeting, PA 19462

Attention: General Counsel & Corporate Secretary

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

[Signature page follows]

Docusign Envelope ID: 23412DD8-40C5-41CA-8A6E-3398ED420437

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

Dated: 3/17/2025 /s/ Jeffrey Dierks

Jeffrey Dierks

Dated:

03/20/2025

/s/ Jeffrey Dayno, MD

Harmony Biosciences Holdings, Inc. Name: Jeffrey Dayno, M.D.

Title: President & Chief Executive Officer

Dated:

03/20/2025

/s/ Jeffrey Dayno, MD

Harmony Biosciences, LLC Name: Jeffrey Dayno, M.D.

Title: President & Chief Executive Officer

Dated:

03/20/2025

/s/ Jeffrey Dayno, MD

Harmony Biosciences Management, Inc. Name: Jeffrey Dayno, M.D.

Title: President & Chief Executive Officer

[Signature page to Separation Agreement]